As  filed  with  the  Securities  and  Exchange  Commission  on December 6, 2005
                                                 Registration  No.  33-90810
================================================================================
--------------------------------------------------------------------------------


                       SECURITIES  AND  EXCHANGE  COMMISSION
                              Washington,  DC  20549
                                 ---------------

                                 POST-EFFECTIVE
                                AMENDMENT  NO.  2
                                       TO
                                    Form  S-3
                             REGISTRATION  STATEMENT
                                      UNDER
                           THE  SECURITIES  ACT  OF  1933

                            HARLEYSVILLE  GROUP  INC.
             (Exact  name  of  Registrant  as  Specified  in  Its  Charter)


               Delaware                           51--0241172
    (State  or  other  Jurisdiction                (I.R.S.  Employer
  of  Incorporation  or  Organization)         Identification  Number)

                                355  Maple  Avenue
                        Harleysville,  Pennsylvania  19438
                                 (215)  256-5000
  (Address,  Including  Zip  Code, and Telephone Number, Including Area Code, of
                    Registrant's  Principal  Executive  Offices)

                                Michael  L.  Browne
                      President  and  Chief  Executive  Officer
                                355  Maple  Avenue
                        Harleysville,  Pennsylvania  19438
                                 (215)  256-5000
 (Name,  Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of  Agent  For  Service)

                                With  copies  to:

          Robert  A.  Kauffman                     Justin  Klein
        Harleysville  Group  Inc.     Ballard  Spahr  Andrews  &  Ingersoll, LLP
          355  Maple  Avenue                1735  Market  Street,  51st  Floor
    Harleysville,  Pennsylvania  19438        Philadelphia,  PA  19103
           (215)  256-5000                       (215)  864-8608


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Page2


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.



                        CALCULATION  OF  REGISTRATION  FEE

================================================================================

                                         Proposed      Proposed
                                         maximum       maximum
Title  of  each class   Amount to        offering      aggregate    Amount of
of securities to be        be            price per     offering     registration
registered             registered(1)     unit(2)       price        fee(3)

--------------------------------------------------------------------------------

Common  Stock
$1.00  par  value     500,000  shares      $24.69     $12,343,750   $4,257.00



1 The 500,000 shares which were previously registered pursuant to the Company's Registration Statement on Form S-3 filed on March 30, 1995 were increased to 1,000,000 shares pursuant to a two for one stock split effective October 6, 1997. No additional shares are being registered at this time. 2 Estimated solely for the purpose of computing the registration fee based, in accordance with Rule 457(c), upon the average of high and low prices of the Registrant's Common Stock on the NASDAQ National Market System on March 24,1995.
3 The registration fee was paid on March 30, 1995 in connection with the Company's Registration Statement filed on Form S-3 on March 30, 1995.

The registrant hereby amends this registration statement on such date or such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Michael  L.  Browne                        Tel:  215.256.5014
Chief  Executive  Officer                  Fax:  215.256.5008
Harleysville  Insurance                    mbrowne@harleysvillegroup.com
355  Maple  Avenue
Harleysville,  PA  19438




Dear  Agency  Principal:

     More than ten years ago, we introduced a discounted Stock Purchase Plan enabling our best agencies to share in the ownership and success of Harleysville Group Inc. It came as no surprise that our agents welcomed this opportunity and to date have purchased more than $8.6 million of Harleysville Group stock (in excess of 476,000 shares). We have recently revised the Agency Stock Purchase Plan to provide for an additional twenty subscription periods to allow agents to continue to take advantage of this opportunity.

     As one of Harleysville's best agents, you are now eligible for Harleysville Group's Amended and Restated Agency Stock Purchase Plan. This means that you can purchase shares of Harleysville Group (HGIC on NASDAQ) common stock at a 10% discount from the market price - without paying any brokerage commissions or service charges. The price of your purchases will be discounted below the closing price of our stock on the last day of each six-month subscription period, as reported on the NASDAQ National Market System.

     With an enviably solid balance sheet, escalating commercial lines profit margins, and improving personal lines fundamentals, our company's future is bright and Harleysville Group's stock represents an excellent value. Along with our current dividend yield of 2.6%, Harleysville Group's stock appeals to many long-term, value-oriented investors, especially when coupled with the 10% discount offered through the Amended and Restated Agency Stock Purchase Plan.

     There are three ways in which you can participate. You may contribute a fixed percentage of your direct bill commissions, make lump-sum contributions, or allocate a portion of your annual agency profit sharing bonus, payable in March (only available during the January 15th to July 14th subscription period). Whichever method or methods you select, you may not contribute more than $12,500 in any subscription period. Mellon Investor Services will provide you with semiannual statements reflecting your stock purchases in order to simplify your record-keeping efforts.

     Enclosed is a Subscription Agreement. If you decide to enroll, we must receive your completed Subscription Agreement by January 6th if you opt for the direct bill commission method. Please note that you are also required to complete, sign and return the enclosed W-9 along with your Subscription Agreement.

     I'm sure you will agree that this plan provides you with an excellent way to share in the future growth and prosperity of Harleysville Insurance. For full information on the program, please read the enclosed prospectus and brochure. You will also find additional information on Agent Link at https://agents.harleysvillegroup.com. If you have any questions, please contact Hillary Kessler at 800.523.6344, extension 5719.

                                              Sincerely,



                                              Michael  L.  Browne
                                              President  and  CEO

PROSPECTUS

                            HARLEYSVILLE  GROUP  INC.
                              REVISED  AND  RESTATED
                           AGENCY  STOCK  PURCHASE  PLAN
                        1,000,000  shares  of  Common  Stock
                                par  value  $1.00
     ______________________________________________________________________

     The Revised and Restated Agency Stock Purchase Plan (the "Plan") described herein offers eligible agencies of the Harleysville Group Inc.'s parent and subsidiary insurance companies an opportunity to acquire a proprietary interest in Harleysville Group Inc. (the "Company") and share in its long-term profitable growth.

     Shares of Common Stock for the Plan will be made available by the Company on the terms described herein and may be shares of treasury stock or authorized but unissued shares. The purchase price for shares of Common Stock purchased from the Company will be ninety per cent (90%) of the closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the last trading day of the applicable Subscription Period. Prices for the Common Stock are published in NASDAQ's National Market System under the symbol "HGIC".

     There will be no brokerage commissions or service charges upon the purchase of shares under the Plan. The Company will bear all other costs of administering the Plan. Mellon Investor Services ("Mellon") is agent under the Plan.

     It  is  recommended  that  this  Prospectus  be  retained  for  future reference.
                     ______________________________________

Risk  Factors are  set forth  on  Pages 12-19  of the Prospectus.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             Price
              to                                                Proceeds  to
             Public             Commissions                     Company  (2)

Per  Share   See  Footnote(1)     None                              100%
Total        See  Footnote(1)     -0-                               100%

     (1) Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System. Common Stock is offered to participants in the Plan at a discount of ten per cent (10%) from the closing price quoted on the NASDAQ National Market System on the last trading day of the applicable Subscription Period. The closing price of Common Stock quoted on the NASDAQ National Market System on November 15, 2005 was $23.77.
     (2) Before deducting expenses payable by the Company estimated at $9,000.00.

                        The  date of this Prospectus is
                           __________________________

                                TABLE  OF  CONTENTS

Available  Information                                                   I-2
Incorporation  of  Certain  Documents                                    I-3
The  Company                                                             I-4
Description  of  the  Plan                                               I-4
     Purpose  and  Advantages  of  the  Plan                             I-4
     Administration  of  the  Plan                                       I-5
     Participation                                                       I-5
     Costs  &  Expenses                                                  I-7
     Purchases                                                           I-7
     Reports  to  Participants                                           I-9
     Certificates  for  Shares;  Sale  of  Shares                        I-9
     Withdrawal  from  Plan                                             I-10
     Other  Information                                                 I-11
Risk  Factors                                                           I-12
Use  of  Proceeds                                                       I-19
Experts                                                                 I-19
Legal  Opinion                                                          I-20

Page 6 (I-2)

                              AVAILABLE  INFORMATION

     The  Company  is  subject to the information requirements of the Securities
Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

     This Prospectus, which constitutes a part of a registration statement (the "Registration Statement") on Form S-3 No. 333-90810 filed by the Company with the Commission under the Securities Act of 1933, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above.

                      WHERE  YOU  CAN  FIND  MORE  INFORMATION

     We make available free of charge our Internet website at www.harleysvillegroup.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed and furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Page 7 (I-3)


                INCORPORATION  OF  CERTAIN  DOCUMENTS  BY  REFERENCE

     The following documents heretofore filed by the Company with the Commission are incorporated hereby by reference:

a. Annual Report on Form 10-K for the year ended December 31, 2004 filed by the Company pursuant to Section 13(a) of the Exchange Act.

b. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, filed by the Company pursuant to
     Section  13(a)  of  the  Exchange  Act.

c. Definitive Proxy Statement dated March 29, 2005 for the Company's April 27, 2005 Annual Meeting of the Stockholders filed by the Company pursuant to Section 14 of the Exchange Act.

d. The Information Statement dated June 21, 2005 filed by the Company pursuant to Section 14 of the Exchange Act.

e. Our Current Reports on Form 8-K filed on January 6, 2005, January 14, 2005, January 18, 2005, January 31, 2005, February 28, 2005, May 3, 2005,
     August  11,  2005,  and  August  25,  2005.

f.   The description  of  the  Company's  common stock  set forth in response to
     Item 1(b) of the Registration Statement on Form 8-A filed by the Company pursuant to Section 12 of the Exchange Act and any amendment to such registration statement filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of Common Stock covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Written requests should be directed to:

Harleysville  Group  Inc.
Attn:  Investment  Department
355  Maple  Avenue
Harleysville,  Pennsylvania  19438

Telephone  requests  may  be  directed  to  the  Company  at  (215)  256-5151.

Page 8 (I-4)

                                  THE  COMPANY

     Harleysville Group Inc. is a regional insurance holding company headquartered in Pennsylvania which engages through its subsidiaries in the property and casualty insurance business.

     The Company is a Delaware corporation formed in 1979 as a wholly-owned subsidiary of Harleysville Mutual Insurance Company (the "Mutual Company"). In May 1986, the Company completed an initial public offering of its Common Stock, reducing the percentage of outstanding shares owned by the Mutual Company to approximately 70%. In April 1992, the Mutual Company completed a secondary public offering further reducing the percentage of outstanding shares owned by the Mutual Company to approximately 55%. The Mutual Company currently owns approximately 56% of the outstanding shares.

     Harleysville Group and the Mutual Company operate together to pursue a strategy of underwriting a broad array of personal and commercial coverages. These insurance coverages are marketed primarily in the eastern and Midwestern United States through approximately 1,600 insurance agencies.

     The Company's principal executive offices are located at 355 Maple Avenue, Harleysville, Pennsylvania 19438 and its telephone number is (215) 256-5000.


                               DESCRIPTION  OF  THE
                REVISED  AND  RESTATED  AGENCY  STOCK  PURCHASE  PLAN

     The following is a description in question and answer form of the provisions of the Plan offered to selected independent insurance agencies of the Company's parent, or affiliated and subsidiary insurance companies. The Agency Stock Purchase Plan was approved by the Company's Board of Directors on February 22, 1995, amended and restated on August 23, 1995. The Revised and Restated Agency Stock Purchase Plan (the "Plan") was approved by the Company's Board of Directors on June 7, 2005, subject to shareholder approval. The Plan was approved by the shareholders by written consent on June 16, 2005.


Purpose  and  Advantages  of  the  Plan

     1.What  is  the  purpose  of  the  Plan?

     This Plan provides an Eligible Agency and its Key Employees, as defined below, an opportunity to acquire a long-term proprietary interest in the Company through the purchase of the Company stock at a discount from fair market value. In offering this Plan, the Company seeks to foster the common interests of the Company and its independent agencies and employees thereof in achieving long-term profitable growth for the Company. Accordingly, the Company has created this Plan for the purpose of facilitating the purchase of, and long-term holding of, shares of its stock by an Eligible Agency and its Key Employees and not for such agency's or Key Employees' short-term gain. It is expected that an Eligible Agency or Key Employee that purchases shares of stock

Page 9 (I-5)


hereunder will hold such shares on a long-term basis, as the Plan is not intended to benefit an agency or employee which demonstrates a pattern of immediate resale of shares acquired hereunder and, as discussed in Question & Answer 6 below regarding eligibility, such a pattern of conduct will cause an otherwise Eligible Agency to become ineligible for continued participation in the Plan.

     2.What  are  the  advantages  of  the  Plan?

     Under the Plan, an agency can utilize three convenient payment methods for the purchase of the Company's common stock at a 10% discount from the fair market value of such shares. Purchases will also be made without paying any brokerage commissions or service charges.


Administration

     3.Who  administers  the  Plan  for  participants?

     The Plan shall be administered by a committee (the "Committee") consisting of three employees of the Company who are appointed by and serve at the pleasure of the Company's Board of Directors. The Committee may from time to time adopt rules, regulations, and procedures for carrying out the Plan. Any interpretation or construction of any provision of the Plan by the Committee shall be final and conclusive on all persons absent contrary action by the Board of Directors.

     4.Where can I obtain additional information about the Plan and its administrators?

     Additional information about the Plan and its administrators may be obtained by contacting the Company's Investment Department at (215) 256-5151.

     5.What  is  the  term  of  the  Plan?

     The Plan has been in effect since July 15, 1995 and will continue through the earlier of (i) July 31, 2015 or (ii) the date on which plan participants have subscribed for the total number of shares of the Plan. There will be twenty
(20) Subscription Periods ("Subscription Periods"). Each Subscription Period will run from July 15 through January 14 or January 15 through July 14.


Participation

      6.What  agencies  are  eligible  to  participate?

     Selected independent insurance agencies that bring value to the Company, its parent, affiliates, and subsidiaries, directly or indirectly, as determined by the Company and with whom the Company seeks a long-term relationship are eligible (an "Eligible Agency") to participate in the Plan. The Company, in its discretion, may base eligibility on segmentation class or any other factor(s) which indicates value to the Company, its parent, affiliates or subsidiaries, directly or indirectly. An Eligible Agency shall be informed of its eligibility to enroll in the Plan. Continued eligibility will be subject to the Company's periodic review.

Page 10 (I-6)

     An Eligible Agency that participates in the Plan may direct that shares purchased under the Plan from its contribution account, as defined below in Question & Answer 20, be registered as of the date of purchase in the name of certain persons associated with the agency. Such persons shall only be (i) the principal or principals of an Eligible Agency that is a proprietorship, (ii) the general partner or general partners of an Eligible Agency that is a partnership,
(iii) the officers and stockholders of an Eligible Agency that is a corporation,
(iv) employee benefit plans of such entities established for the benefit of any of the foregoing persons, and (v) key employees designated by the principal or principals of an Eligible Agency that is a proprietorship, the general partner or general partners of an Eligible Agency that is a partnership, or the executive officers of an Eligible Agency that is a corporation. The Company's determination of which persons are eligible for direct registration under the Plan will be final, conclusive, and binding. All persons enumerated in (i) through (v) above who are designated by any such Eligible Agency to participate in the Plan are referred to in this Prospectus as "Key Employees."

     A pattern of immediate resale of stock acquired under this Plan by an Eligible Agency or a Key Employee thereof, shall be a factor in the Company's determination of continued eligibility for the Plan because it shows that an agency and its Key Employees are not interested in sharing in the long term profitable growth of the Company. However, an otherwise Eligible Agency may not participate in the Plan if such agency is subject to Section 16 of the Securities and Exchange Act of 1934 in connection with the Company or is a 5% owner of the Company as defined in Section 13 of said Act. If an Eligible Agency enrolled in the Plan becomes subject to Section 16 or a 5% owner, then such Eligible Agency will be deemed to have withdrawn from the Plan and all amounts credited, if any, will be refunded in cash.

     7.How  may  an  Eligible  Agency  participate  in  the  Plan?

     An Eligible Agency can enroll in the Plan by completing and filing a Subscription Agreement with the Company. A Subscription Agreement is enclosed with this Prospectus and additional Subscription Agreements may be obtained at any time upon written request to the Company's local Marketing Representative. In addition, Subscription Agreements will be sent to each Eligible Agency prior to each Enrollment Period.

     8.What  does  a  Subscription  Agreement  provide?

     A Subscription Agreement allows each Eligible Agency to decide and identify the date on which the agency desires to become enrolled in the Plan, the amount(s) of contribution and the payment method(s) selected for purchases under the Plan.

     An Eligible Agency must indicate on the Subscription Agreement how the shares purchased are to be allocated by specifying the names and addresses of the Eligible Agency and its Key Employees, where applicable, and the percentage of the total purchase each is to receive. If an Eligible Agency wants to change its allocation for any future Subscription Period, the Company must receive a new Subscription Agreement on or before June 1 or December 1 of the applicable Subscription Period.

     9.When  may  an  Eligible  Agency  enroll  in  the  Plan?

     If an Eligible Agency chooses the direct bill commission payment method, as explained in Question & Answer 15, enrollment in the Plan may occur only during Enrollment Periods, which

Page 11 (I-7)

are from the 1st through the 14th day of July and January of each year commencing in July, 2005. Once enrolled in the direct bill commission payment method, an Eligible Agency's participation in the Plan continues until the agency terminates enrollment in the Plan or the agency ceases to be an Eligible Agency. If an Eligible Agency chooses the lump sum payment method, as explained in Question & Answer 17, an Eligible Agency may enroll by submitting a Subscription Agreement to the Company and making a lump sum payment by June 1st or December 1st. If an Eligible Agency chooses the bonus payment method, as explained in Question & Answer 18, enrollment in the Plan may occur by submitting a Subscription Agreement during the Enrollment Period immediately preceding the January 15-July 14 Subscription Period.

     10.May an Eligible Agency transfer its subscription rights to another person or agency?

     No. No Eligible Agency may assign its subscription or rights to subscribe to any other person or agency and any such attempted assignment shall be void. However, an Eligible Agency may permit direct registration of stock in the name of a Key Employee as described in Question & Answer 6.


Costs  and  Expenses

     11.Are there any expenses to participants in connection with purchases under the Plan?

     No. Eligible Agencies will not be obligated to pay any brokerage commissions or other charges with respect to the purchase of Common Stock under the Plan. However, a participating Eligible Agency which requests that Mellon sell shares of Common Stock held in the participant's account in the Plan will pay any applicable brokerage fees incurred in connection with such sale.


Purchases

     12.What is the source and number of shares available to be purchased under the Plan?

     Shares purchased under the Plan may be authorized but unissued shares of Common Stock of the Company or treasury stock reacquired by the Company. The total number of shares available for purchase under the Plan is 1,000,000. As of November 30, 2005, 499,394 shares have been issued and 500,606 shares remain available for purchase.

     13.What  is  the  price of shares of Common Stock purchased under the Plan?

     The Subscription Price for each share of Common Stock purchased under the Plan will be 90% of the fair market value of such shares on the last trading day of the Subscription Period; provided, however, the price shall never be less than the par value of one dollar ($1.00) per share. "Fair market value" of a share will be the Closing Price as reported on the NASDAQ National Market System on the last day of the Subscription Period on which a trade occurs.


     14.How  may  an  Eligible  Agency  pay for shares purchased under the Plan?

Page 12 (I-8)

     The Subscription Price for shares purchased under the Plan is payable by participants by means of three payment methods, direct bill commission deduction, lump sum payment or bonus deduction.

     15.What  is  the  direct  bill  commission  payment  method?

     Under the direct bill commission payment method, an Eligible Agency may contribute to the Plan a minimum of one per cent (1%) and up to a maximum of ten per cent (10%) of the participant's direct bill commission payments, in whole number increments, but in no event greater than $12,500 per Subscription Period. "Direct bill commission payments" means those commissions which are earned and actually available for payment for a semi-monthly period to an Eligible Agency for personal and commercial direct bill policies after all offsetting debits and credits are applied as determined solely from the Company's records.

     16.May an Eligible Agency that chooses the direct bill change the method or amount of contribution made or withheld under the Plan?

     Yes. An Eligible Agency choosing the direct bill commission payment method may change the method and/or amount of contribution by filing a new Subscription Agreement with the Company during the applicable Enrollment Period. Such change will become effective during the following Subscription Period.

     17.What  is  the  lump  sum  payment  method?

     Under the lump sum payment method, an Eligible Agency may, by June 1 or December 1 of the applicable Subscription Period, elect to make lump sum cash payments for the purchase of Common Stock under the Plan. Lump sum cash payments shall not be less than $1,000 and, if the Eligible Agency is not enrolled under the direct bill commission payment method, not more than $6,000 or, if an Eligible Agency is enrolled in the direct bill commission payment method, not more than $12,500. If the Eligible Agency that chooses the lump sum payment method does not submit a check with the Subscription Agreement, the Agency must complete a separate Lump Sum Contribution form and send it to the Company at the time it submits the check.

     18.What  is  the  bonus  payment  method?

     During the Enrollment Period immediately preceding the January 15 through July 14 Subscription Period, an Eligible Agency may designate a percentage, in whole number increments, subject to a maximum dollar amount not to exceed $12,500, of the bonus payable to the participant under the terms of the Agency Incentive Plan (or its equivalent) to be withheld for the purchase of Common Stock under the Plan.

     19.Are there limitations on the amount of contributions or purchases which can be made?

     Yes. During any one Subscription Period, the total allowable contributions for purchases from all payment methods (described in Question & Answer 15, 17, and 18 above) for each Eligible Agency shall not exceed $12,500. At the close of each Subscription Period, each agency's contributions from all payment methods will be totaled and any excess contributions above $12,500 shall be returned without interest to the Eligible Agency within a reasonable time. If at any time

Page 13 (I-9)

throughout a Subscription Period, an Eligible Agency's total payments exceed the maximum amount permitted for the agency and the agency so requests, the Company will return the excess amount without interest to the agency within a reasonable period.

     20.How  are  purchases  made  under  the  Plan?

     The Company shall maintain on its books a contribution account for each participating Eligible Agency. All contributions made by an Eligible Agency during a Subscription Period will be credited to the contribution account for that Eligible Agency. At the end of each Subscription Period, the amount credited to each Eligible Agency's contribution account will be divided by the Subscription Price for such Subscription Period and the Eligible Agency's contribution account will be credited with the number of whole and fractional shares (computed to no less than four decimal places) which results. The full amount of shares, including fractional shares, will then be allocated to the accounts maintained on the books of the Company's stock transfer agent ("Plan Accounts") for the Eligible Agency and its Key Employees in accordance with the allocation specified in the section on stock registration of the most current Subscription Agreement filed with the Company by the Eligible Agency. The Company will rely on the most current Subscription Agreement and will not be liable as long as the shares are allocated in accordance with the stock registration section. If the number of shares subscribed for during any Subscription Period exceeds the number of shares available for sale under the Plan, available shares will be allocated to participating Eligible Agencies in proportion to their Plan Accounts and any excess contributions shall be returned to the participating Eligible Agency without interest.

     Reports  to  Participants

     21.What kind of reports will be sent an Eligible Agency participating in the Plan?

     Each Eligible Agency participating in the Plan and, if applicable, its Key Employees will receive as promptly as practicable after each purchase for the participating Eligible Agency's account, a statement of account describing the amount contributed, the number of shares purchased, the price per share and total Harleysville Group Inc. shares accumulated under the Plan. These statements will provide a continuing record of the dates and cost of purchases and should be retained for income tax purposes. In addition, each stockholder will also receive the Company's annual and quarterly reports to stockholders, notices of stockholder meetings and proxy statements and Internal Revenue
Service  ("IRS")  information  for  reporting  dividends  paid.

     Certificates  for  Shares;  Sale  of  Shares

     22.Are  stock  certificates  issued  for  shares of Common Stock purchased?

     Unless an agency requests, certificates for Common Stock purchased under the Plan will not be issued. The number of shares credited to an account under the Plan will be shown on the agency's and, if applicable, its Key Employees' statement of account. However, except as indicated below, an agency and its Key Employees may receive certificates for full shares accumulated in their accounts under the plan at any time by sending a written request to the Company's transfer agent, currently Mellon.

Page 14 (I-10)

     An agency's rights under the Plan and shares credited to the account of an agency or its Key Employees under the Plan may not be pledged. An agency or Key Employee that wishes to pledge its shares must request that certificates for such shares be issued in the agency's or Key Employee's name, as the case may be.

     Certificates for fractional shares will not be issued under any circumstances.

     23.In whose name are accounts maintained and certificates registered when issued?

     Plan Accounts will be maintained in the name of the agency or the Key Employee, as the case may be. Consequently, certificates when issued for full shares will be registered in the same name.

     Upon written request to Mellon, certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and the payment by the agency of any applicable taxes, provided that the request meets the usual requirements of Mellon for the recognition of a transfer of Common Stock of the Company.

     24.When and how may an agency that has purchased stock under this Plan or a Key Employee that has stock registered in a Key Employee's name withdraw shares purchased under the Plan?

     An agency that has purchased shares under the Plan or a Key Employee that has stock registered in a Key Employee's name may withdraw all or a portion of the shares of a Common Stock credited to its account by giving written notice to Mellon to that effect and specifying in the notice the number of shares to be withdrawn. When an agency or Key Employee withdraws shares from its account, certificates for whole shares of Common Stock so withdrawn will be issued.
However, if the agency or Key Employee so requests, Mellon will sell all or a portion of the shares of Common Stock in the agency's or Key Employee's account and deliver the proceeds, less any applicable brokerage fees, to the agency or Key Employee, as the case may be.

     25.What  happens  to  any  fractional  interest  withdrawn  from  the Plan?

     Any fractional interest withdrawn will be sold by Mellon as soon as practicable, and shall be sold at the market price prevailing when the sale is made, and a check remitted promptly for the proceeds thereof, less any applicable brokerage fees. In no case will certificates representing a fractional interest be issued.

     Withdrawal  from  Plan

     26.How  and  when  may  an  Eligible  Agency  withdraw  from  the  Plan?

     An Eligible Agency may withdraw from the Plan at any time by giving written notice to the Company of the agency's desire to do so. Termination of agency status for any reason will be treated as an automatic withdrawal. If an agency withdraws from the Plan, such agency, if it continues to be an Eligible Agency, may not re-enroll until after the next full Subscription Period has elapsed.

Page 15 (I-11)

     27.What happens to any amounts credited to an Eligible Agency's contribution account at the time of withdrawal?

     All amounts credited to an Eligible Agency's contribution account at the time of withdrawal will be refunded to the participant in cash without interest.

     Other  Information

     28.What happens if the Company declares a stock split or stock dividend or changes or exchanges its Common Stock for shares of stock or other securities of its own or another corporation?

     If shares of the Company's Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation, as in a merger, consolidation or otherwise, or if the Company declares a stock split or stock dividend, there will be substituted for or added to each share reserved for sale under the Plan the number and kind of shares of stock or other securities into or for which the Company's Common Stock will be so changed or exchanged, or to which each such share will be entitled.

     29.When do agencies participating in the Plan and its Key Employees become entitled to the rights of a shareholder of the Company?

     An agency participating in the Plan or Key Employees who have shares registered in their name will become entitled to vote, to receive dividends and to all other rights as a shareholder of the Company with respect to shares issued under the Plan on the first day following the end of the Subscription Period during which such shares were purchased. If an agency or Key Employee has shares credited to an account under the Plan on a record date for a meeting of stockholders, the agency or Key Employee will be able to vote those shares in the same manner as shares for which the agency or Key Employee holds certificates. The agency or Key Employee will be sent proxy material with respect to that meeting. An agency or Key Employee will be entitled to vote both the shares of Common Stock held in the agency's or Key Employee's account, as the case may be, and those for which certificates are issued. An agency or Key Employee may vote in person or by proxy at any such meeting.

     30.What are the federal income tax consequences of participation in the Plan?

     At the time of purchase, an agency will be treated as having received ordinary income in an amount equal to the difference between the Subscription Price paid and the then fair market value of the Common Stock acquired. At the end of each calendar year, the Company will mail to each agency, which is not incorporated and has earned income of at least $600.00, a Form 1099 reflecting the amount of ordinary income earned under the Plan. The Company is entitled to a deduction at the same time in a corresponding amount. The agency's basis in the Common Stock acquired is equal to the purchase price plus the amount of ordinary income recognized. When an agency disposes of shares of Common Stock acquired under the Plan, any amount received in excess of the value of the shares of Common Stock on which the agency was previously taxed will be treated as long-term or short-term capital gain depending upon the holding period of the shares.

Page 16 (I-12)


If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares (which begins on the date after the share is acquired).
If an Eligible Agency that purchases shares has such shares registered in the name of Key Employees, such shares may be income to such Key Employees, depending upon the status of the Key Employee and the facts and circumstances of the registration in the name of the Key Employees.

     Each participating agency or Key Employee is advised to consult with a tax advisor to determine the tax consequences of a particular transaction in the agency's account or the tax treatment of registration in the name of a Key Employee.

     31.What  are the responsibilities of the Company and Mellon under the Plan?

     Mellon, as agent, maintains account records for participating agencies and Key Employees and notifies them of transactions in, and the status of, their accounts. Mellon shall have no duties, obligations or liabilities with respect to the Plan except such as are expressly set forth in this Prospectus.

     The Company and Mellon, in administering the Plan, will not be liable for any act done in good faith or for their good faith omission or act, including, without limitation, with respect to the prices at which shares are purchased for the participant's account and the times when such purchases are made, or with respect to any loss or fluctuation in the market value of the Common Stock after the purchase of shares.

     All notices from Mellon to a participating agency or Key Employee will be mailed to the agency's or Key Employee's address of record, and the mailing of a notice to an agency's or Key Employee's most recent address of record will satisfy Mellon's obligation to provide notice to that participant. Accordingly, an agency and Key Employees should promptly advise the Company and Chemical
Mellon  of  any  change  of  address.

     32.May  the  Plan  be  changed  or  discontinued?

     Yes. The Company's Board of Directors has the right to amend, modify, or terminate the Plan at any time without notice so long as no participating agency's existing rights are adversely affected as a result of such change, amendment or modification. The Company must seek stockholder approval for certain amendments to the Plan as required by Nasdaq.

                                  RISK  FACTORS

     You should consider carefully the following risks, as well as the other information contained in this Prospectus. If any of the following events described in the risk factors below actually occur, our business, financial condition and results of operations could be adversely affected.

Risks  Related  to  the  Property  and  Casualty  Insurance  Industry  Generally

Page 17 (I-13)


If our estimated liability for losses and loss settlement expenses is incorrect, our reserves may not be adequate to cover our ultimate liability for losses and loss settlement expenses and may have to be increased.

     We are required to maintain loss reserves for our estimated liability for losses and loss settlement expenses associated with reported and unreported claims for each accounting period. We regularly review our reserving techniques and our overall amount of reserves and, based on our estimated liability, raise or lower the levels of our reserves accordingly. If our estimates are incorrect and our reserves are inadequate, we are obligated to increase our reserves. An increase in reserves results in an increase in losses and a reduction in our net income for the period in which the deficiency in reserves is identified. Accordingly, an increase in reserves could have a material adverse effect on our results of operations, liquidity and financial condition. For every 1% change in our reserve, our pre-tax income is affected by approximately $12.2 million. Our reserve amounts are estimated based on what we expect our ultimate liability for losses and loss settlement expenses to be. These estimates are based on facts and circumstances of which we are aware, predictions of future events, trends in claims severity and frequency and other subjective factors. Although we use a number of methods to project our ultimate liability, there is no method that can always exactly predict our ultimate liability for losses and loss settlement expenses.

     In addition to reviewing our reserving techniques, as part of our reserving process we also consider:

     *information  regarding  each  claim  for  losses;
     *our  loss  history  and  the  industry's  loss  history;
     *legislative  enactments,  judicial  decisions  and  legal  developments regarding  damages;
     *changes  in  political  attitudes;  and
     *trends  in  general  economic  conditions,  including  inflation.

If certain catastrophic events occur, they could have a significant impact on our financial and operational condition.

     Results of property insurers are subject to weather and other events prevailing in any given year. While one year may be relatively free of major weather or other disasters, another year may have numerous such events causing results for that year to be materially worse than for other years.

     Our insurance subsidiaries have experienced, and are expected in the future to experience, catastrophe losses. It is possible that a catastrophic event or a series of multiple catastrophic events could have a material adverse effect on the operating results and financial condition of our insurance subsidiaries, thereby limiting the ability of our insurance subsidiaries to pay dividends to us. In the last 6 years, the largest catastrophe to affect our results of operations was Hurricane Floyd in the third quarter of 1999, which resulted in $15.1 million of losses.

     Various events can cause catastrophes, including severe winter weather, hurricanes, windstorms, earthquakes, hail, war, terrorism, explosions and fires. The frequency and severity

Page 18 (I-14)

of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposures in the area affected by the event and the severity of the event. Our insurance subsidiaries seek to reduce the impact on our business of a catastrophe through geographic diversification and through the purchase of reinsurance covering various categories of catastrophes, which generally excludes terrorism. Nevertheless, reinsurance may prove inadequate if:

     *  a  major  catastrophic  loss  exceeds  the  reinsurance  limit,  or
     * an insurance subsidiary pays a number of smaller catastrophic loss claims that, individually, fall below the subsidiary's retention level.

     We are heavily regulated in the states in which we operate and if we violate those regulations or if the regulations unreasonably restrict our ability to do business, it could have an adverse effect on our business. We are subject to extensive supervision and regulation in the states in which we transact business. The purpose of supervision and regulation is to protect individual policyholders and not shareholders or other investors. Our business can be adversely affected by private passenger automobile insurance regulations and any other regulations affecting property and casualty insurance companies. For example, laws and regulations can reduce or set rates at levels that we do not believe are adequate for the risks we insure. Other laws and regulations can limit our ability to cancel or refuse to renew policies and require us to offer coverage to all consumers. Changes in laws and regulations, or their interpretations, pertaining to insurance, including workers compensation, may also have an adverse effect on our business. Although the federal government does not directly regulate the insurance industry, federal initiatives, such as federal terrorism backstop legislation, from time to time, also can impact the insurance industry.

     In addition, proposals intended to control the cost and availability of health care services have been debated in the U.S. Congress and state legislatures. Although we do not write health insurance, rules affecting health care services can affect other insurance that we write, including workers compensation and commercial and personal automobile and liability insurance. We cannot determine whether or in what form health care reform legislation may be adopted by the U.S. Congress or any state legislature. We also cannot determine the nature and effect, if any, that the adoption of health care legislation or regulations, or changing interpretations, at the federal or state level would have on us.

If demand for property and casualty insurance decreases, it could have an adverse impact on our business.

     Historically, the results of the property and casualty insurance industry have been subject to significant fluctuations over time due to competition and due to unpredictable developments, including:

     *  natural  and  man-made  disasters;
     * fluctuations in interest rates and other changes in the investment environment that affect returns on our investments;
     *  inflationary  pressures  that  affect  the  size  of  losses;  and
     * legislative and regulatory changes and judicial decisions that affect insurers'liabilities.

Page 19 (I-15)

     The demand for property and casualty insurance, particularly commercial lines, also can vary with the overall level of economic activity. In addition to the cyclicality of the property and casualty industry, our surety business is affected adversely by economic downturns that make it difficult for the insureds whose obligations we guarantee to fulfill their obligations.

     If we are unable to reduce our exposure to risks through reliable reinsurance or if the cost of reinsurance increases, our risk of loss, or the cost of controlling our risk of loss, will increase.

     We transfer a portion of our exposure to selected risks to other insurance and reinsurance companies through reinsurance arrangements. Under our reinsurance arrangements, another insurer assumes a specified portion of our losses and loss adjustment expenses in exchange for a specified portion of policy premiums. The availability, amount and cost of reinsurance depend on market conditions and may vary significantly. Any decrease in the amount of our reinsurance will increase our risk of loss. Furthermore, we face a credit risk when we obtain reinsurance because we are still liable for the transferred risks if the reinsurer cannot meet the transferred obligations. Therefore, the inability of any of our reinsurers to meet its financial obligations could materially and adversely affect our operations.

     Many reinsurers experienced significant losses related to the terrorist acts of September 11, 2001, and future terrorist acts may have similar effects. As a result, we may incur significantly higher reinsurance costs and more restrictive terms and conditions, or may be unable to obtain reinsurance for some types of commercial exposures.

     The threat of terrorism and military and other actions may result in decreases in our net income, revenue and assets under management and may adversely affect our investment portfolio. The threat of terrorism, both within the United States and abroad, and military and other actions and heightened security measures in response to these types of threats, may cause significant volatility and declines in the equity markets in the United States, Europe and elsewhere, as well as loss of life, property damage, additional disruptions to commerce and reduced economic activity. Actual terrorist attacks could cause losses from insurance claims related to the property and casualty insurance operations of Harleysville Group, as well as a decrease in our stockholders' equity, net income and/or revenue. The effects of changes related to Harleysville Group may result in a decrease in our stock price. The Terrorism Risk Insurance Act of 2002 requires that some coverage for terrorist loss be offered by primary property insurers and provides Federal assistance for recovery of claims through 2005. In addition, some of the assets in our investment portfolio may be adversely affected by declines in the equity markets and economic activity caused by the continued threat of terrorism, ongoing military and other actions and heightened security measures.

     We cannot predict at this time whether and the extent to which industry sectors in which we maintain investments may suffer losses as a result of potential decreased commercial and economic activity, or how any such decrease might impact the ability of companies within the affected industry sectors to pay interest or principal on their securities, or how the value of any underlying collateral might be affected.

     We can offer no assurances that the threats of future terrorist-like events in the United States and abroad or military actions by the United States will not have a material adverse effect on our business, financial condition or results of operations.

Page 20 (I-16)

Certain changes in the accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies could have a material adverse impact on our reported net income.

     We are subject to the application of GAAP, which is periodically revised and/or expanded. As such, we are periodically required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the Financial Accounting Standards Board. It is possible that future changes required to be adopted could change the current accounting treatment that we apply and such changes could result in material adverse impacts on our results of operations and financial condition.

If our investments lose value, our revenues and earnings will be adversely affected.

     Like many other property and casualty insurance companies, we depend on income from our investment portfolio for a significant portion of our revenues and earnings. Any significant decline in our investment income as a result of falling interest rates, decreased dividend payment rates or general market conditions would have an adverse effect on our results. Any significant decline in the market value of our investments would reduce our shareholders' equity and our policyholders' surplus, which could impact our ability to write additional business.

If  our  financial  strength  ratings are reduced, we may be adversely impacted.

     Insurance companies are subject to financial strength ratings produced by external rating agencies. Higher ratings generally indicate greater financial stability and a stronger ability to pay claims. Ratings are assigned by rating agencies to insurers based upon factors that they believe are relevant to policyholders. Ratings are not recommendations to buy, hold or sell our securities.

     Although other agencies cover the property and casualty industry, we believe our ability to write business is most influenced by our rating from A.
M. Best. According to A. M. Best, its ratings are designed to assess an insurer's financial strength and ability to meet ongoing obligations to policyholders. Currently, our rating from A. M. Best is "A-", the 4th of A. M. Best's 15 ratings. A rating below "A-" from A. M. Best could materially adversely affect the business we write. We believe that our financial strength rating from Moody's (which is A3, the 7th of Moody's 21 ratings), although important, has less of an impact on our business. An unfavorable change in our Moody's financial strength rating, however, could make it more expensive for us to access capital markets. We cannot be sure that we will maintain our current
A. M. Best or Moody's ratings. Although Standard & Poor's rates our debt securities at BBB-/Negative (the 10th of Standard & Poor's 23 ratings), Standard & Poor's does not currently rate our financial strength and ability to meet ongoing obligations.

Risks  Related  to  Our  Company  in  Particular

We face significant competition from other regional and national insurance companies, agents and from self-insurance, which may result in lower revenues.

     We compete with local, regional and national insurance companies, including direct writers of insurance coverage. Many of these competitors are larger than we are and many have greater financial, technical and operating resources. In addition, we face competition within each insurance agency that sells our insurance because we sell through independent agencies that represent more than one insurance company.

Page 21 (I-17)


     The property and casualty insurance industry is highly competitive on the basis of product, price and service. If our competitors offer products with more coverage, or price their products more aggressively, our ability to grow or renew our business may be adversely impacted. There are more than 250 groups writing property and casualty insurance in the United States, and we are approximately 60th in size. Our most significant competitors vary significantly in our different lines of business and in the geographic markets in which we compete. The internet also could emerge as a significant source of new competition, both from existing competitors using their brand name and resources to write business through this distribution channel and from new competitors.

     We also face competition because of entities that self-insure, primarily in the commercial insurance market. From time to time, certain of our customers and potential customers may examine the benefits and risks of self-insurance and other alternatives to traditional insurance.

     A number of new, proposed or potential legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

     * the enactment of the Gramm-Leach-Bliley Act of 1999, which could result in increased competition from new entrants to the insurance market, including banks and other financial service companies;
     * programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative market types of coverage; and
     * changing practices caused by the internet, which have led to greater competition in the insurance business and,in some cases, greater expectations for customer service.

     New competition from these developments could cause the supply or demand for insurance to change, which could adversely affect our results of operations and financial condition.

If adverse conditions in the eastern and midwestern United States exist, our business would be disproportionately impacted.

     We write property and casualty insurance business in the eastern and midwestern United States. Consequently, unusually severe storms or other natural or man-made disasters that destroy property in these states could adversely affect our operations. Our revenues and profitability also are subject to prevailing economic and regulatory conditions in the states in which we write insurance. We may be exposed to risks of adverse developments that are greater than if we conducted business nationwide.

We depend on independent insurance agents, which exposes us to risks not applicable to companies with dedicated agents.

     We market and sell our insurance products through independent, non-exclusive insurance agencies. These agencies are not obligated to sell our insurance products, and generally they also sell our competitors' insurance products. As a result, our business depends in part on the marketing and sales efforts of these agencies. If we diversify and expand our business geographically, then we may need to expand our network of agencies to successfully market our products. If these agencies fail to market our products successfully, our business may be adversely impacted. Also, independent agents may decide to sell their businesses to banks, other insurance agencies or other businesses. Changes in ownership of agencies, or expansion of

Page 22 (I-18)

agencies through acquisition, could adversely affect an agency's ability to control growth and profitability, thereby adversely affecting our business.

If our insurance subsidiaries are not able to pay adequate dividends to us, our ability to meet our obligations and pay dividends would be affected.

     Our principal assets are the shares of capital stock of our insurance company subsidiaries. We rely on dividends from our insurance company subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations and for paying corporate expenses and dividends to shareholders. As described below, the payment of dividends by our insurance company subsidiaries is subject to regulatory restrictions and will depend on the surplus and future earnings of these subsidiaries, as well as other regulatory restrictions. As a result, we may not be able to receive dividends from these subsidiaries at times and in amounts necessary to meet our obligations or to allow us to pay dividends.

     Generally, the maximum dividend that may be paid by an insurance subsidiary during any year without prior regulatory approval is limited to a stated percentage of that subsidiary's statutory surplus as of a certain date, or adjusted net income of the subsidiary for the preceding year. Our insurance subsidiaries paid $26.6 million of dividends to us in 2004, none in 2003, and $12.0 million in 2002. Of the dividends paid in 2004, $11.6 million were declared by our insurance subsidiaries in 2002. Applying the current regulatory restrictions as of December 31, 2004, $51.0 million would be available for distribution to us without prior approval during 2005. We anticipate no objections to the payment of the dividends described in the preceding sentence.

     Notwithstanding the foregoing, if insurance regulators otherwise determine that payment of a dividend to an affiliate would be detrimental to an insurance subsidiary's policyholders or creditors, because of the financial condition of the insurance subsidiary or otherwise, the regulators may block dividends to affiliates that would otherwise be permitted without prior approval.

     Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due.

Although we have paid cash dividends in the past, we may not be able to pay cash dividends in the future.

     We have a history of paying dividends to our shareholders when sufficient cash is available. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors, including the ability of our subsidiaries to make distributions to us, which ability is restricted in the manner previously discussed in this section. Also, there can be no assurance that we will continue to pay dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution.

If  we  lose  our  key  personnel  our  business  could  be  adversely affected.

     The success of our business is dependent, to a large extent, on our ability to attract and retain key employees, in particular our senior officers, and key management, sales, information systems, underwriting, claims and corporate personnel. Competition to attract and retain key personnel is intense. Although we have change of control agreements with a number of key

Page 23 (I-19)

managers, in general, we do not have employment contracts or non-compete arrangements with, or key person insurance covering, our employees, including our key employees.

Applicable insurance laws and certain provisions in our certificate of incorporation make it difficult to effect a change of control of our Company, and a large shareholder may have significant influence over potential change of control transactions, which could affect our share value.


     Under applicable insurance laws and regulations of the states in which our subsidiaries are domiciled, no person may acquire control of us unless that person has filed a statement containing specified information with the insurance commissioner of each state and obtains advance approval for such acquisition. Under applicable laws and regulations, any person acquiring, directly or indirectly (by revocable proxy or otherwise), 10% or more of the voting stock of any other person is presumed to have acquired control of such person, and a person who beneficially acquires 10% or more of our common stock without obtaining advance approval of the insurance commissioner of each state would be in violation of applicable insurance laws and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the insurance commissioner of each such state.

     In addition, many state insurance laws require prior notification to the state insurance department of a change of control of a non-domiciliary insurance company licensed to transact insurance in that state. Although these pre-notification statutes do not authorize the state insurance departments to disapprove the change of control, they authorize regulatory action - including a possible revocation of our authority to do business - in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change of control of us may require prior notification in the states that have pre-acquisition notification laws.

     As of December 31, 2004, the Mutual Company owned approximately 56% of our outstanding common stock. The Mutual Company's stock ownership and ability, by reason of such ownership, to elect our board of directors, provides it with significant influence over potential change of control transactions.

  Finally, our certificate of incorporation permits our board of directors to issue up to one million shares of preferred stock having such terms, including voting rights, as the board of directors shall fix and determine.

                                USE  OF  PROCEEDS

     The proceeds to the Company from sales of Common Stock pursuant to the Plan will be used for general corporate purposes, including investment in and advances to the Company's subsidiaries.


                                    EXPERTS

     The  consolidated  financial statements and schedules of Harleysville Group
Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference, herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Page 24 (I-20)

                                  LEGAL  OPINION

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon the Company by Morgan Lewis & Bockius, Philadelphia, Pennsylvania.

                            HARLEYSVILLE  GROUP  INC.

                REVISED  AND  RESTATED  AGENCY  STOCK  PURCHASE  PLAN


                                    1,000,000
                                    Shares  of
                                  Common  Stock

                               __________________


                                   PROSPECTUS


                               ___________________

                            Dated:  November  30,  2005


     No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offering in such jurisdiction.

HARLEYSVILLE  GROUP  INC.
AGENCY  STOCK  PURCHASE  PLAN

                             SUBSCRIPTION  AGREEMENT

Please indicate the desired payment method(s) by marking the appropriate block(s)below. (Note: 1, 2, or all 3 payment methods may be selected.)

On behalf of ______________(agency), _____________(primary agency code number), I hereby elect to enroll in the Harleysville Group Inc. Agency Stock Purchase Plan. I understand a maximum total contribution of $12,500 from all payment methods applies for each Subscription Period. I further understand that Common Stock of the Company will be purchased in accordance with the Prospectus, a copy of which has been given to me.

__ Direct Bill Commission Payment Method (Submit by 1/14 for Jan. 15 - July 14 Subscription Period or by July 14 for July 15 - Jan. 14 Subscription Period) I request that___ % of my direct bill commission be withheld from each commission statement during the next six-month Subscription Period and for future Subscription Periods (not less than 1% and not more than 10% of direct bill commissions in whole number increments subject to a maximum of $12,500 per Subscription Period).


___ Lump Sum Payment Method (Submit by 6/1 for Jan. 15 - July 14 Subscription Period or by Dec. 1 for July 15 - Jan. Subscription Period)

     I will make a lump sum payment (not less than $1,000 and not greater than (1) $6,000 if direct bill commission payment is not selected, or (2) $12,500 if direct bill commission payment is selected). I enclose $ or, if no check is enclosed, the Lump Sum Contribution Supplemental Enrollment Form will be submitted with my payment by June 1 or December 1. (Checks should be made payable to Harleysville Group, Inc.)


____ Bonus Payment Method (Submit by 1/14 for Jan. 15 - July 14 Subscription Period)

     I request that ___%, in whole number increments, subject to a maximum dollar amount of $ (not greater than $12,500) be deducted from the bonus (if any) payable to my agency under the Profit Sharing Plan for the purchase of stock during the next January 15-July 14 Subscription Period in which the bonus, if any, is paid.


Please  check  the  applicable  block(s):

__  New  Participant
__  Change  of  Direct  Bill  Commission  Withholding  Percentage  for  next
   Subscription  Period
__  Withdrawal  from  the Plan at the  end  of  the  current Subscription Period and  receive  stock  for  the  current  period
__  Withdrawal  from  the  Plan  immediately  and receive all funds withheld for the  current  Subscription  Period
__  Addition  or  deletion  of  Payment Option for current  Subscription  Period
__  Change  of  Entity/Individual(s)  for  whom  stock  should  be  registered
   (see  Side  B)
__  Change  of  Agency/Entity/Individual(s)  Address

Subscribers  must  complete  both  Side  A  and  Side  B  of  this  Subscription
Agreement.

Stock  Registration

Pursuant to my participation in the Harleysville Group Inc. Agency Stock Purchase Plan, I would like the shares purchased to be registered in the names of the following individuals/entities according to the specifications set forth below (ONLY NECESSARY IF NEW PARTICIPANT OR CHANGES NEED TO BE MADE TO PRIOR REGISTRATION INFORMATION):

Please list as many entities/individuals as you desire along with the corresponding information. Please use an additional sheet if more space is required.


Name  and  Full  Address  of       Social  Security  or     Percentage  of Total
Entity/  Individual(s)  For         Taxpayer          Purchase  (Whole  Numbers)
Whom  Stock  Should  be         Identification          Totaling  100%)
Registered                         Number

1._____________________        __________________    _____________________
  _____________________
  _____________________

2._____________________        __________________    _____________________
  _____________________
  _____________________

3._____________________        __________________    _____________________
  _____________________
  _____________________


Allocations of shares to the above entities/individuals and in the above percentages will remain in effect for future Subscription Periods until changed by filing another Subscription Agreement with Harleysville Insurance.

Please  Complete:

_________________________________  __________________________________
       Agency  Names                 PRIMARY  Agency  Code  Number

____________________________       _________________________________
          Address                    Federal  ID  Number

____________________________
    City  State   Zip  Code

Authorized  By:  ____________________________  _______________________
                    Agency  Principal  (Print)      Signature

____________________________                 ____________
        Title                                   Date

     This form should be sent in the enclosed postage-paid return envelope to Harleysville Insurance, Accounting Department, 355 Maple Avenue, Harleysville, PA 19438, Attention: Pat Barndt.

                          SUPPLEMENTAL  ENROLLMENT  FORM
                              Lump  Sum  Contribution


Please  mark  the  appropriate block below and fill in the required information:

     Eligible Agencies currently enrolled in the Harleysville Group Inc. Agency Stock Purchase Plan (the "Plan") under the direct bill commission payment method may make supplemental lump sum contributions subject to a minimum of $1,000 and a maximum total contribution of $12,500 per Subscription Period.

          For the current Subscription Period, enclosed is $ to be used to purchase Harleysville Group Inc. common stock as described in the Prospectus.

     Eligible Agencies currently enrolled in the Plan under the direct bill commission payment method may make supplemental lump sum contributions subject to a minimum of $1,000 and a maximum contribution of $6,000 per Subscription Period.

          For the current Subscription Period, enclosed is $ to be used to purchase Harleysville Group Inc. common stock as described in the Prospectus.


Please  Complete:

__________________________                        ________________________
Agency  Names                                     PRIMARY  Agency  Code  Number


__________________________                       _________________________
Address                                               Federal  ID  Number

__________________________
City    State   Zip  Code

Authorized  By:
__________________________                       _________________________
Agency  Principal  (Print)                                 Signature


__________________________                       _________________________
Title                                                       Date

     This form should be sent in the enclosed postage-paid return envelope to Harleysville Insurance, Accounting, 355 Maple Avenue, Harleysville, PA 19438,
Attention: Pat Barndt along with a Subscription Agreement if not previously submitted for the Subscription Period and your check made payable to Harleysville Group Inc. These should be received prior to June 1 or December 1 of each Subscription Period.

Page 29 (II-1)

PART  II

                     INFORMATION  NOT  REQUIRED  IN  PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

         Not  applicable.

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Our Certificate of Incorporation and Bylaws contain provisions permitted by the Delaware General Corporation Law ("DGCL") (under which we are organized) that provide that our directors and officers will be indemnified by the Company to the fullest extent permitted by law for all losses that may be incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their service as a director or officer of the Company. Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.

     In addition, our Certificate of Incorporation contains provisions permitted by the DGCL that limit the monetary liability of our directors for certain breaches of their fiduciary duty, and our Bylaws provide for the advancement by us to directors and officers of expenses incurred by them in connection with a proceeding of a type to which the duty of indemnification applies. We maintain directors' and officers' liability insurance to insure our directors and officers against certain liabilities incurred in their capacity as such, including claims based on breaches of duty, negligence, error and other wrongful acts.

ITEM  16.     EXHIBITS  AND  FINANCIAL  STATEMENT  SCHEDULES

         a)   The  following  exhibits  are  filed  as part of this Registration
Statement:

Exhibit                                                  Sequentially  Numbered
Number       Description  Document                                Page
-------      ------------------------------              ---------------------
4  (A)       Amended  and  Restated  Agency  Stock  Purchase  Plan           34
   (B)       Certificate  of  Incorporation                                  43
   (C)       Amended  and  Restated  By-Laws                                 51

5            Opinion  of  Morgan,  Lewis  &  Bockius                         74

23(A)        Consent  of  KPMG  LLP                                          75
  (B)        Consent  of  Morgan  Lewis  &  Bockius  included  in Exhibit 5  74

Page 30 (II-2)

ITEM  17.  UNDERTAKINGS

(a)  The  undersigned  registrants  hereby  undertake:

     (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3)of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the then-effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Page 31 (II-3)

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The  undersigned  registrants  hereby  undertake  that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Page 32 (II-4)


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Harleysville Group Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 2 to its registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lower Salford, Commonwealth of Pennsylvania, on December 6, 2005.


                                         HARLEYSVILLE  GROUP  INC.

                                         /s/Michael L. Browne
                                         _____________________

                                         Michael  L.  Browne
                                         President  and  Chief Executive Officer



                                POWER  OF  ATTORNEY

KNOW  ALL  PERSONS  BY  THESE  PRESENTS:

     That each of the undersigned officers and directors of Harleysville Group Inc. do hereby constitute and appoint Michael L. Browne and Robert A. Kauffman, and each of them, with full power to act without the others, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite the name.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Page 33 (II-5)

Signature                               Title                           Date


/s/  Michael  L.  Browne             President,  CEO                   12/01/05
----------------------------       and  a  Director

/s/  Arthur  E.  Chandler        Senior  Vice  President,              11/30/05
----------------------------     Chief  Financial  Officer
(Principal financial officer
and principal accounting
Officer)

/s/  Lowell  R.  Beck                 Director                         12/05/05
---------------------------
Lowell  R.  Beck


/s/  W.  Thatcher  Brown              Director                         12/01/05
----------------------------
W.  Thatcher  Brown

/s/G.  Lawrence  Buhl                Director                          12/01/05
----------------------------
G.  Lawrence  Buhl

/s/  Mirian  M.  Graddick             Director                        12/05/05
----------------------------
Mirian  M.  Graddick

/s/  Frank  E.  Reed                  Director                        12/01/05
----------------------------
Frank  E.  Reed

/s/  Jerry  S.  Rosenbloom            Director                        12/05/05
----------------------------
Jerry  S.  Rosenbloom

/s/  William  W.  Scranton,  III       Non-Executive  Chairman        12/05/05
--------------------------------
William  W.  Scranton,  III

                                         HARLEYSVILLE  GROUP  INC.

                                   By:   /s/  Robert  A.  Kauffman
                                         --------------------------
                                         Robert  A.  Kauffman
                                         Attorney-in-Fact